Exhibit 99.1

East West Bancorp, Inc. 135 N. Los Robles Ave., 7th Fl. Pasadena, CA 91101 Tel. 626.768.6000 Fax 626.817.8838
NEWS RELEASE

FOR FURTHER INFORMATION AT THE COMPANY:
Irene Oh
Chief Financial Officer
(626) 768-6360

EAST WEST BANCORP REPORTS RECORD NET INCOME FOR FULL YEAR 2013 OF $295.0 MILLION, AND FULL YEAR 2013 EARNINGS PER SHARE OF $2.10

Pasadena, CA – January 22, 2014 – East West Bancorp, Inc. (“East West”) (Nasdaq: EWBC), parent company of East West Bank, the financial bridge between the United States and Greater China, today reported financial results for the fourth quarter and full year of 2013. For the fourth quarter of 2013, net income was $75.8 million or $0.55 per dilutive share. For the full year 2013, net income was $295.0 million and net income available to common stockholders was $2.10 per dilutive share.

“East West is pleased to report strong earnings of $295.0 million or $2.10 per share for the full year 2013, an increase in earnings per share of 11% from the prior year,” stated Dominic Ng, Chairman and Chief Executive Officer of East West. “2013 marks the fourth consecutive year East West has generated record earnings. Year after year, East West has been able to consistently generate strong financial performance. Our financial achievements are due to the strength of our balance sheet and our ability to grow loans and deposits, while maintaining strong credit quality and expense control.  Year to date, we grew total loans by 20% or $3.0 billion to a record $18.1 billion and we grew total deposits 11% or $2.1 billion to a record $20.4 billion.”

Ng continued, “For the full year 2013, our return on assets totaled 1.25% and our return on equity totaled 12.59%, both consistently higher than many of our peers. Given our strong balance sheet, capital levels, and earnings, I am pleased to announce that the Board of Directors of East West Bank has approved a 20% increase in the annual common stock dividend to $0.72 per share.”

“Last week, we announced that we closed the acquisition of MetroCorp Bancshares, Inc., headquartered in Houston, Texas.  As of December 31, 2013, MetroCorp had $1.6 billion in total assets and the final consideration we paid was $268.0 million or 1.63 times tangible equity. With the acquisition of MetroCorp, East West will substantially increase its presence in Houston and enter the markets of Dallas and San Diego. Additionally, during the fourth quarter, we opened our first branch in Nevada, located in Las Vegas. We are excited to start the year by welcoming our new employees and customers to the Bank, and we are very optimistic about our growth opportunities in new and existing markets in 2014,” concluded Ng.

Quarterly Results Summary

(Dollars in millions, except per share)	Quarter Ended
	December 31, 2013	September 30, 2013	December 31, 2012
Net income	$75.78	$73.16	$71.90
Net income available to common shareholders	$75.78	$73.16	$70.19
Earnings per share (diluted)	$0.55	$0.53	$0.49
Tangible book value per common share	$14.37	$13.96	$13.55

Return on average assets	1.21%	1.22%	1.28%
Return on average common equity	12.65%	12.65%	12.26%

Net interest income, adjusted (1)	$198.24	$192.36	$198.42
Net interest margin, adjusted (1)	3.41%	3.44%	3.84%
Cost of deposits	0.31%	0.30%	0.40%
Efficiency ratio (1)	47.69%	43.84%	41.41%

Full Year 2013 Highlights

●
Record Earnings – For the full year 2013, net income totaled a record $295.0 million, a 5% or $13.4 million increase from $281.7 million in 2012. For the full year 2013, earnings per dilutive share totaled $2.10, an increase of $0.21 or 11% from $1.89 in 2012.

●
Strong Capital Levels – Capital levels for East West remain high. As of December 31, 2013, East West’s Tier 1 risk-based capital and total risk-based ratios were 11.9% and 13.5%, respectively, compared to the well capitalized requirements of 6% and 10%, respectively.

●
Strong Loan Growth – Total loans receivable (including both covered and non-covered loans) grew 20% or $3.0 billion to a record $18.1 billion during the full year 2013. This growth was due to a 31% or $3.8 billion increase in non-covered loans, partially offset by a decrease in loans covered under loss-share agreements of 25% or $745.1 million, year to date. In particular, we had strong growth in commercial and industrial loans, single family residential loans, consumer loans and commercial real estate loans.

●
Strong Deposit Growth – Total deposits grew to record levels, increasing 11% or $2.1 billion to $20.4 billion during the full year 2013.  Core deposits increased by 20% or $2.4 billion to a record $14.6 billion. The strong growth in core deposits for the full year was fueled by a 28% or $1.3 billion increase in noninterest-bearing demand deposits to a record $5.8 billion.

●	Cost of Deposits Down 10 bps from 2012 –The cost of deposits improved to 0.33% for the full year of 2013, down 0.10% from 0.43% for the full year 2012.

●
Nonperforming Assets Down to 0.53% of Total Assets – Nonperforming assets totaled $130.6 million, or 0.53% of total assets at December 31, 2013, a decrease of 7% or $10.5 million from $141.0 million, or 0.63% as of December 31, 2012.

Fourth Quarter 2013 Highlights

●
Strong Fourth Quarter Earnings – For the fourth quarter of 2013, net income increased to $75.8 million or $0.55 per dilutive share. Net income increased 4% or $2.6 million from the third quarter of 2013 and 5% or $3.9 million from the fourth quarter of 2012. Earnings per dilutive share increased 4% or $0.02 from the third quarter of 2013 and increased 12% or $0.06 from the fourth quarter of 2012.

●
Strong Loan Growth – Quarter to date, total loans receivable (including both covered and non-covered loans) grew 5% or $879.3 million to a record $18.1 billion as of December 31, 2013. This growth was due to a 7% or $1.1 billion increase in non-covered loans, partially offset by a decrease in loans covered under loss-share agreements of 7% or $172.5 million, quarter to date. During the quarter, we experienced growth in all non-covered loan categories. In particular, we had strong growth in single family residential loans, commercial real estate loans, consumer loans and commercial and industrial loans.

●
Strong Deposit Growth – Total deposits increased $53.8 million to a record $20.4 billion as of December 31, 2013.  During the fourth quarter, core deposits increased by 1% or $139.8 million to a record $14.6 billion. The strong growth in core deposits for the quarter was fueled by a 1% or $64.6 million increase in noninterest-bearing demand deposits to a record $5.8 billion as of December 31, 2013.

Management Guidance

The Company is providing guidance for the first quarter and full year of 2014. Management currently estimates that fully diluted earnings per share for the full year of 2014 will range from $2.24 to $2.28, an increase of $0.14 to $0.18 or 7% to 9% from $2.10 for the full year of 2013. This EPS guidance for the full year of 2014 is based on an adjusted net interest margin ranging from 3.29% to 3.33%1, total loan growth of 8% to 10%, provision for loan losses of approximately $20 million, noninterest expense of approximately $430 million to $440 million, and an effective tax rate of 35%. Additionally, this full year 2014 guidance includes approximately $7 million after tax, or $0.05 per share of estimated one-time merger related charges resulting from the acquisition of MetroCorp, expected to be incurred in the first quarter of 2014.

Management currently estimates that fully diluted earnings per share for the first quarter of 2014 will range from $0.49 to $0.51, based on the assumptions stated above. This EPS guidance for the first quarter of 2014 includes the impact of the estimated one-time merger related charges discussed above.

Balance Sheet Summary

At December 31, 2013, total assets increased 1% or $231.2 million to $24.7 billion compared to $24.5 billion at September 30, 2013, and $22.5 billion at December 31, 2012. Correspondingly, average earning assets also increased during the fourth quarter, up 4% or $869.9 million to $23.1 billion compared to the prior quarter. The increases in both total assets and in average earning assets during the fourth quarter were primarily attributable to increases in average balances for non-covered loans.

Total loans receivable increased 5% or $879.3 million to $18.1 billion at December 31, 2013, compared to $17.2 billion at September 30, 2013, and $15.1 billion at December 31, 2012. This quarter to date and year to date increase in loans receivable stemmed from growth in the non-covered loan portfolio, partially offset by a decrease in the covered loan portfolio. The continued trend of growth in the non-covered loan portfolio was largely due to increases in commercial and industrial loans, single family loans, consumer loans and commercial real estate loans.

Covered Loans

Covered loans, net of discount, totaled $2.2 billion as of December 31, 2013, a decrease of 7% or $172.5 million from September 30, 2013. The decrease in the covered loan portfolio was primarily due to payoffs and paydown activity, as well as charge-offs.

The covered loan portfolio is comprised of loans acquired from the FDIC-assisted acquisitions of United Commercial Bank (UCB) and Washington First International Bank (WFIB) which are covered under loss-share agreements with the FDIC. During the fourth quarter of 2013, we recorded a net decrease in the FDIC indemnification asset and receivable included in noninterest (loss)/income of ($74.3) million, largely due to the continuing payoffs and the continuing improved credit performance of the UCB portfolio as compared to our original estimate. Under the loss-share agreements with the FDIC, East West Bank is required to pay the FDIC a calculated amount if specific thresholds of losses are not reached. Included in the net decrease in the FDIC indemnification asset and receivable of ($74.3) million for the fourth quarter of 2013 is an expense of $8.9 million for this liability due to the continuing strong credit performance of the covered portfolios.

Deposits

At December 31, 2013, total deposits reached a record $20.4 billion, an increase of $53.8 million from September 30, 2013. Throughout the fourth quarter and the full year 2013, we continued to execute our strategy to grow low-cost, commercial deposits while reducing our reliance on time deposits. Core deposits increased to a record $14.6 billion at December 31, 2013, an increase of 1% or $139.8 million from September 30, 2013 and an increase of 20% or $2.4 billion from December 31, 2012. The increase in core deposits during the full year 2013 was largely driven by an increase in noninterest-bearing demand deposits which increased by 28% or $1.3 billion to a record $5.8 billion as of December 31, 2013.

Liabilities

At December 31, 2013, long-term debt increased to $226.9 million, up from $187.2 million as of September 30, 2013. The increase in long-term debt during the fourth quarter resulted from an additional $50.0 million advance on a term loan entered into by the Company, partially offset by $10.3 million of higher cost junior subordinated debt that was called.

Fourth Quarter 2013 Operating Results

Net Interest Income

Net interest income, adjusted for the net impact of covered loan activity, totaled $198.2 million for the fourth quarter of 2013, as compared to $192.4 million for the third quarter of 2013 and $198.4 million for the fourth quarter of 2012. The core net interest margin, considering the net impact of $66.8 million to the FDIC indemnification asset due to covered loan activity and amortization of the FDIC indemnification asset, totaled 3.41% for the fourth quarter of 2013. This compares to a core net interest margin of 3.44% and 3.84%, considering the net impact of $61.9 million and $46.5 million to the FDIC indemnification asset due to covered loan activity and amortization of the FDIC indemnification asset, for the third quarter of 2013 and fourth quarter of 2012, respectively.1

Although, the core net interest margin declined by 3 basis points from the third quarter of 2013, the adjusted net interest income increased 3% or $5.9 million to $198.2 million for the fourth quarter of 2013. This increase in the adjusted net interest income was largely due to the strong growth in our non-covered loan portfolio. Quarter over quarter, the cost of funds remained unchanged at 0.51% while the cost of deposits increased 1 basis point to 0.31% for the fourth quarter of 2013.

Noninterest (Loss)/ Income & Expense

The Company reported total noninterest loss for the fourth quarter of 2013 of ($36.6) million, compared to a noninterest loss of ($41.4) million in the third quarter of 2013 and noninterest loss of ($18.5) million in the fourth quarter of 2012. The decrease in the noninterest loss in the current quarter compared to the prior quarter was due to an increase in other operating income. The increase in the noninterest loss as compared to prior year period is largely due to changes in the net reduction of the FDIC indemnification asset and FDIC receivable.

Branch fees, letter of credit and foreign exchange income, ancillary loan fees and other operating income totaled $33.4 million in the fourth quarter of 2013, an increase of 24% or $6.4 million from $27.0 million in the third quarter of 2013 and an increase of 24% or $6.5 million from $26.9 million in the fourth quarter of 2012. In addition, included in noninterest loss for the fourth quarter of 2013 were net gains of $4.1 million primarily related to the sale of $109.4 million of government guaranteed student loans. A summary of fees and other operating income for the fourth quarter of 2013, compared to the third quarter of 2013 and fourth quarter of 2012 is detailed below:

	Quarter Ended			% Change
($ in thousands)	December 31, 2013	September 30, 2013	December 31, 2012	(Yr/Yr)

Branch fees	$8,140	$8,123	$7,702	6%
Letters of credit fees and foreign exchange income	9,746	8,555	7,932	23%
Ancillary loan fees	2,557	2,125	2,818	-9%
Other operating income	12,964	8,210	8,408	54%
Total fees & other operating income	$33,407	$27,013	$26,860	24%

Noninterest expense totaled $124.4 million for the fourth quarter of 2013, an increase of 24% or $24.0 million from the third quarter of 2013 and 18% or $19.2 million from the fourth quarter of 2012.

Noninterest expense, excluding the impact of reimbursable amounts from the FDIC on covered assets and prepayment penalties for FHLB advances, totaled $123.1 million for the fourth quarter of 2013.1 A summary of noninterest expense for the fourth quarter of 2013, compared to the third quarter of 2013 and fourth quarter of 2012 is detailed below:

($ in thousands)	Quarter Ended
	December 31, 2013	September 30, 2013	December 31, 2012
Total noninterest expense	$124,384	$100,352	$105,206
Amounts to be reimbursed by the FDIC on covered assets (80% of actual expense amount)	1,331	2,558	3,920
Prepayment penalties for FHLB advances	—	—	3,161
Noninterest expense excluding reimbursable amounts and prepayment penalties for FHLB advances	$123,053	$97,794	$98,125

Total noninterest expense for the fourth quarter, excluding the impact of reimbursable amounts from the FDIC on covered assets, increased 26% or $25.3 million from the prior quarter to $123.1 million. The increase in noninterest expense, quarter over quarter, was primarily due to an increase in compensation and employee benefits of $5.2 million, an increase in legal expense of $3.8 million and an increase in the amortization of investments in affordable housing partnerships and other investments of $8.5 million. The increase in compensation and employee benefits compared to the third quarter of 2013 was largely due to an increase in employee headcount commensurate with the growth we have experienced and a related increase in bonus accruals. Legal expense increased $3.8 million or 42% compared to the third quarter, due to increased legal costs and the resolution of litigation.

The increase in the amortization of investments in affordable housing partnerships and other investments of $8.5 million was primarily due to two investments made during the quarter, where the associated tax credit was largely for the 2013 tax year. During the quarter, amortization expense on these investments increased but was more than offset by a lower income tax expense and lower effective tax rate. As such, the effective tax rate for the fourth quarter decreased to 23.1% as compared to 32.8% in the prior quarter. Further, the effective tax rate for full year 2013 decreased to 30.7% as compared to 33.8% for the full year 2012.

Full Year 2013 Operating Results

For the full year 2013, the adjusted net interest income totaled $767.4 million, a decrease of 3% or $26.2 million from full year 2012 and the adjusted net interest margin decreased to 3.52% compared to 4.00% for 2012.  Although the low interest rate environment reduced our loan and investment securities yields in 2013 as compared to 2012, East West took actions throughout the year to reduce deposit and borrowing costs. The total cost of funds declined by 15 basis points from 0.69% for the full year 2012 to 0.54% for the full year 2013. Additionally, the cost of deposits declined by 10 basis points from 0.43% for the full year 2012 to 0.33% for the full year 2013.

Total fees and other operating income for the full year 2013 increased to $114.8 million, a 21% or $20.1 million increase from full year 2012. As compared to 2012, branch fees increased 4% or $1.1 million, letters of credit fees and foreign exchange income increased 32% or $8.5 million, ancillary loan fees increased 6% or $537 thousand and other operating income increased 35% or $9.9 million. A summary of these fees and other operating income is detailed below:

	Year Ended		% Change
($ in thousands)	December 31, 2013	December 31, 2012	(Yr/Yr)

Branch fees	$32,036	$30,906	4%
Letters of credit fees and foreign exchange income	34,774	26,270	32%
Ancillary loan fees	9,368	8,831	6%
Other operating income	38,579	28,648	35%
Total fees & other operating income	$114,757	$94,655	21%

Noninterest expense totaled $415.5 million for the full year 2013, a decrease of 2% or $7.0 million as compared to 2012.

Noninterest expense, excluding amounts to be reimbursed by the FDIC on covered assets and prepayment penalties for FHLB advances and other borrowings, totaled $408.8 million for the full year 2013 compared to $393.9 million for the full year 2012.1 A summary of noninterest expense for the full year 2013, compared to the full year 2012 is detailed below:

	Year Ended
	December 31, 2013	December 31, 2012
Total noninterest expense	$415,511	$422,533
Amounts to be reimbursed by the FDIC on covered assets (80% of actual expense amount)	6,738	21,730
Prepayment penalties for FHLB advances and other borrowings	—	6,860
Noninterest expense excluding reimbursable amounts and prepayment penalties for FHLB advances and other borrowings	$408,773	$393,943

The increase in noninterest expense for the full year 2013 as compared to the full year 2012, excluding amounts to be reimbursed by the FDIC on covered assets and prepayment penalties for FHLB advances and other borrowings was primarily due to amortization of investments in affordable housing partnerships and other investments which increased to $27.3 million from $18.1 million in 2012. The increase in the amortization of investments in affordable housing partnerships and other investments in 2013 compared to 2012 was primarily due to two investments made during the fourth quarter of 2013 discussed earlier in this earnings release.

Credit Quality

Non-covered Loans

The Company recorded provision for loan losses for non-covered loans of $6.3 million for the fourth quarter of 2013. This compares to a provision for loan losses of $4.5 million for the third quarter of 2013 and $13.8 million for the fourth quarter of 2012. The increase in the provision for loan losses for non-covered loans compared to the prior quarter is primarily due to the growth in the loan portfolio. The decrease in the provision for loan losses for non-covered loans from the prior year period was largely due to the improvement in credit quality. During the fourth quarter 2013, there were net recoveries on non-covered loans of $1.3 million, an improvement from net charge-offs of $334 thousand in the third quarter of 2013 and net charge-offs of $9.6 million in the fourth quarter of 2012.

Nonaccrual loans, excluding covered loans, totaled $111.7 million or 0.62% of total loans at December 31, 2013, a small increase from 0.60% of total loans at September 30, 2013 and a decrease from 0.72% of total loans at December 31, 2012. The nonperforming assets to total assets ratio remained low at 0.53% as of December 31, 2013, compared to 0.51% as of September 30, 2013, and 0.63% as of December 31, 2012.

The allowance for non-covered loan losses was $241.9 million or 1.54% of non-covered loans receivable at December 31, 2013. This compares to an allowance for non-covered loan losses of $234.2 million or 1.60% of non-covered loans at September 30, 2013 and $229.4 million or 1.92% of non-covered loans at December 31, 2012.

The allowance for unfunded commitments and letters of credit was $11.3 million as of December 31, 2013. The Company recorded a reversal of provision for unfunded commitments and letters of credit of $140 thousand for the fourth quarter 2013. This compares to a provision/(reversal) for unfunded commitments and letters of credit of $3.4 million and ($1.6) million for the third quarter of 2013 and fourth quarter of 2012, respectively.

Covered Loans

During the fourth quarter the Company recorded a reversal of provision for loan losses on covered loans of $820 thousand. As these loans are covered under loss-sharing agreements with the FDIC, for any charge-offs, the Company records income of 80% of the charge-off amount in noninterest income as a net increase in the FDIC receivable, resulting in a net impact to earnings of 20% of the charge-off amount.

Capital Strength

(Dollars in millions)

	December 31, 2013	Well Capitalized Regulatory Requirement	Total Excess Above Well Capitalized Requirement

Tier 1 leverage capital ratio	8.6%	5.00%	$882
Tier 1 risk-based capital ratio	11.9%	6.00%	1,040
Total risk-based capital ratio	13.5%	10.00%	625
Tangible equity to tangible assets ratio	8.1%	N/A	N/A
Tangible equity to risk weighted assets ratio	11.2%	N/A	N/A

Our capital ratios remain very strong. As of December 31, 2013, our Tier 1 leverage capital ratio totaled 8.6%, our Tier 1 risk-based capital ratio totaled 11.9% and our total risk-based capital ratio totaled 13.5%.

The Company is focused on active capital management and is committed to maintaining strong capital levels that exceed regulatory requirements while also supporting balance sheet growth and providing a strong return to our shareholders.

Dividend Payout and Capital Actions

East West’s Board of Directors has declared first quarter dividends for the common stock. The common stock cash dividend of $0.18 is payable on or about February 18, 2014 to shareholders of record on February 3, 2014. This represents an increase of $0.03 per share, or a 20% increase from the prior quarterly dividend of $0.15 per share.

Conference Call

East West will host a conference call to discuss fourth quarter and full year 2013 earnings with the public on Thursday, January 23, 2014 at 8:30 a.m. PST/11:30 a.m. EST. The public and investment community are invited to listen as management discusses fourth quarter and full year results and operating developments. The following dial-in information is provided for participation in the conference call: Calls within the US – (888) 317-6016; Calls within Canada – (855) 669-9657; International calls – (412) 317-6016. A listen-only live broadcast of the call also will be available on the investor relations page of the Company's website at www.eastwestbank.com.

About East West

East West Bancorp is a publicly owned company with over $26.0 billion in assets and is traded on the Nasdaq Global Select Market under the symbol “EWBC”. The Company’s wholly owned subsidiary, East West Bank, is one of the largest independent banks headquartered in California. East West is a premier bank focused exclusively on the United States and Greater China markets and operates over 130 locations worldwide, including in the United States markets of California, Georgia, Nevada, New York, Massachusetts, Texas and Washington.  In Greater China, East West’s presence includes a full service branch in Hong Kong and representative offices in Beijing, Chongqing, Shenzhen, Taipei and Xiamen. Through a wholly-owned subsidiary bank, East West's presence in Greater China also includes full service branches in Shanghai and Shantou and a representative office in Guangzhou. For more information on East West Bancorp, visit the Company's website at www.eastwestbank.com.

Forward-Looking Statements

Certain matters set forth herein (including any exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations regarding future operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic, political or industry conditions and events and the impact they may have on us and our customers; our ability to attract deposits and other sources of liquidity; continued deterioration in values of real estate in California and other states where our bank makes loans, both residential and commercial; our ability to manage the loan portfolios acquired from FDIC-assisted acquisitions within the limits of the loss protection provided by the FDIC; changes in the financial performance and/or condition of our borrowers; changes in the level of nonperforming assets, reserve requirements, and charge-offs; the effect of changes in laws, regulations, and accounting standards, and related costs of these changes;  inflation, interest rate, securities market and monetary fluctuations; changes in the competitive environment among financial and bank holding companies and other financial service providers; changes in our organization, management; the adequacy of our enterprise risk management framework; the ability to manage our growth and the effect of acquisitions we may make and the integration of acquired businesses and branching efforts; our success at managing the risks involved in the foregoing items and other factors set forth in the Company’s public reports including its Annual Report on Form 10-K for the year ended December 31, 2012, and particularly the discussion of risk factors within that document. Additional risks and uncertainties relating to the transaction with MetroCorp include, but are not limited to:  the ability to successfully integrate the two institutions and achieve expected synergies and operating efficiencies on the expected timeframe; unexpected costs relating to the proposed transaction; and the potential impact on the institutions’ respective businesses as a result of uncertainty surrounding the proposed transaction. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, East West’s results could differ materially from those expressed in, implied or projected by such forward-looking statements.  East West assumes no obligation to update such forward-looking statements.

1 See reconciliation of the GAAP financial measure to the non-GAAP financial measure in the tables attached.

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(unaudited)

	December 31, 2013	September 30, 2013	December 31, 2012
Assets
Cash and cash equivalents	$895,820	$1,322,383	$1,323,106
Short-term investments	257,473	293,092	366,378
Securities purchased under resale agreements	1,300,000	1,300,000	1,450,000
Investment securities	2,733,797	2,892,761	2,607,029
Loans receivable, excluding covered loans (net of allowance for loan
losses of $241,930, $234,236 and $229,382)	15,617,685	14,571,096	11,884,507
Covered loans (net of allowance for loan losses of $7,745, $8,665
and $5,153)	2,187,898	2,359,504	2,935,595
Total loans receivable, net	17,805,583	16,930,600	14,820,102
Federal Home Loan Bank and Federal Reserve Bank stock	110,663	123,638	155,278
FDIC indemnification asset	74,708	145,034	316,313
Other real estate owned, net	18,900	20,184	32,911
Other real estate owned covered, net	21,373	26,940	26,808
Premiums on deposits acquired, net	46,920	49,153	56,285
Goodwill	337,438	337,438	337,438
Other assets	1,127,393	1,057,612	1,044,462
Total assets	$24,730,068	$24,498,835	$22,536,110

Liabilities and Stockholders' Equity
Deposits	$20,412,918	$20,359,140	$18,309,354
Federal Home Loan Bank advances	315,092	314,557	312,975
Securities sold under repurchase agreements	995,000	995,000	995,000
Long-term debt	226,868	187,178	137,178
Other borrowings	—	—	20,000
Accrued expenses and other liabilities	415,965	331,084	379,481
Total liabilities	22,365,843	22,186,959	20,153,988
Stockholders' equity	2,364,225	2,311,876	2,382,122
Total liabilities and stockholders' equity	$24,730,068	$24,498,835	$22,536,110
Book value per common share	$17.18	$16.78	$16.39
Tangible book value per common share	$14.37	$13.96	$13.55
Number of common shares at period end	137,631	137,739	140,294

EAST WEST BANCORP, INC.
TOTAL LOANS AND DEPOSIT DETAIL
(In thousands)
(unaudited)

AS OF DECEMBER 31, 2013
	Non-covered	Covered, net of discount	Total loans receivable
Loans receivable
Real estate - single family	$3,192,875	$271,508	$3,464,383
Real estate - multifamily	992,434	372,552	1,364,986
Real estate - commercial	4,301,030	964,130	5,265,160
Real estate - land and construction	284,047	123,934	407,981
Commercial	5,360,193	397,410	5,757,603
Consumer	1,547,738	66,109	1,613,847
Total loans receivable, excluding loans held for sale	15,678,317	2,195,643	17,873,960
Loans held for sale	204,970	—	204,970
Total loans receivable	15,883,287	2,195,643	18,078,930
Unearned fees, premiums and discounts	(23,672)	—	(23,672)
Allowance for loan losses	(241,930)	(7,745)	(249,675)
Net loans receivable	$15,617,685	$2,187,898	$17,805,583

	December 31, 2013	September 30, 2013	December 31, 2012
Loans receivable
Real estate - single family	$3,192,875	$3,000,923	$2,187,323
Real estate - multifamily	992,434	976,847	900,708
Real estate - commercial	4,301,030	4,128,494	3,644,035
Real estate - land and construction	284,047	234,118	250,660
Commercial	5,360,193	4,881,368	4,231,265
Consumer	1,547,738	1,377,438	744,882
Total non-covered loans receivable, excluding loans held for sale	15,678,317	14,599,188	11,958,873
Loans held for sale	204,970	232,309	174,317
Covered loans, net of discount	2,195,643	2,368,169	2,940,748
Total loans receivable	18,078,930	17,199,666	15,073,938
Unearned fees, premiums and discounts	(23,672)	(26,165)	(19,301)
Allowance for loan losses on non-covered loans	(241,930)	(234,236)	(229,382)
Allowance for loan losses on covered loans	(7,745)	(8,665)	(5,153)
Net loans receivable	$17,805,583	$16,930,600	$14,820,102

Deposits
Noninterest-bearing demand	$5,821,899	$5,757,341	$4,535,877
Interest-bearing checking	1,749,479	1,631,722	1,230,372
Money market	5,383,759	5,403,677	5,000,309
Savings	1,633,433	1,656,045	1,421,182
Total core deposits	14,588,570	14,448,785	12,187,740
Time deposits	5,824,348	5,910,355	6,121,614
Total deposits	$20,412,918	$20,359,140	$18,309,354

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Quarter Ended
	December 31, 2013	September 30, 2013	December 31, 2012

Interest and dividend income	$293,203	$281,706	$276,521
Interest expense	(28,195)	(27,456)	(31,577)
Net interest income before provision for loan losses	265,008	254,250	244,944
Provision for loan losses, excluding covered loans	(6,286)	(4,535)	(13,773)
Reversal of loan losses on covered loans	820	964	689
Net interest income after provision for loan losses	259,542	250,679	231,860
Noninterest loss	(36,594)	(41,421)	(18,454)
Noninterest expense	(124,384)	(100,352)	(105,206)
Income before provision for income taxes	98,564	108,906	108,200
Provision for income taxes	22,782	35,749	36,300
Net income	75,782	73,157	71,900
Preferred stock dividend	—	—	(1,715)
Net income available to common stockholders	$75,782	$73,157	$70,185
Net income per share, basic	$0.55	$0.53	$0.50
Net income per share, diluted	$0.55	$0.53	$0.49
Shares used to compute per share net income:
- Basic	137,157	137,036	138,802
- Diluted	137,688	137,467	144,564

	Quarter Ended
	December 31, 2013	September 30, 2013	December 31, 2012
Noninterest loss:
Branch fees	$8,140	$8,123	$7,702
Decrease in FDIC indemnification asset and FDIC receivable	(74,325)	(74,456)	(49,731)
Net gain on sales of loans	4,065	3,945	145
Letters of credit fees and foreign exchange income	9,746	8,555	7,932
Net gain on sales of investment securities	83	1,084	110
Net gain on sale of fixed assets	176	993	4,162
Ancillary loan fees	2,557	2,125	2,818
Other operating income	12,964	8,210	8,408
Total noninterest loss	$(36,594)	$(41,421)	$(18,454)

Noninterest expense:
Compensation and employee benefits	$46,667	$41,482	$41,593
Occupancy and equipment expense	14,430	14,697	14,738
Loan related expenses	2,611	2,752	2,320
Other real estate owned expense	887	157	4,315
Deposit insurance premiums and regulatory assessments	4,702	4,191	3,354
Prepayment penalties for FHLB advances	—	—	3,161
Legal expense	12,806	9,001	5,905
Amortization of premiums on deposits acquired	2,234	2,347	2,461
Data processing	2,299	2,159	2,257
Consulting expense	3,725	1,264	2,257
Amortization of investments in affordable housing partnerships and other investments	13,228	4,693	5,789
Other operating expense	20,795	17,609	17,056
Total noninterest expense	$124,384	$100,352	$105,206

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Year Ended
	December 31, 2013	December 31, 2012

Interest and dividend income	$1,068,685	$1,051,095
Interest expense	(112,492)	(132,168)
Net interest income before provision for loan losses	956,193	918,927
Provision for loan losses, excluding covered loans	(18,336)	(60,168)
Provision for loan losses on covered loans	(4,028)	(5,016)
Net interest income after provision for loan losses	933,829	853,743
Noninterest loss	(92,468)	(5,618)
Noninterest expense	(415,511)	(422,533)
Income before provision for income taxes	425,850	425,592
Provision for income taxes	130,805	143,942
Net income	295,045	281,650
Preferred stock dividend	(3,428)	(6,857)
Net income available to common stockholders	$291,617	$274,793
Net income per share, basic	$2.11	$1.92
Net income per share, diluted	$2.10	$1.89
Shares used to compute per share net income:
- Basic	137,342	141,457
- Diluted	139,574	147,175

	Year Ended
	December 31, 2013	December 31, 2012
Noninterest loss:
Branch fees	$32,036	$30,906
Decrease in FDIC indemnification asset and FDIC receivable	(228,585)	(122,251)
Net gain on sales of loans	7,750	17,045
Letters of credit fees and foreign exchange income	34,774	26,270
Net gain on sales of investment securities	12,089	757
Net gain on sale of fixed assets	1,521	4,275
Impairment loss on investment securities	—	(99)
Ancillary loan fees	9,368	8,831
Other operating income	38,579	28,648
Total noninterest loss	$(92,468)	$(5,618)

Noninterest expense:
Compensation and employee benefits	$175,906	$171,374
Occupancy and equipment expense	56,641	55,475
Loan related expenses	12,520	14,987
Other real estate owned (gain on sale) expense	(1,128)	22,349
Deposit insurance premiums and regulatory assessments	16,550	14,130
Prepayment penalties for FHLB advances and other borrowings	—	6,860
Legal expense	31,718	25,441
Amortization of premiums on deposits acquired	9,365	10,906
Data processing	9,095	9,231
Consulting expense	6,446	7,984
Amortization of investments in affordable housing partnerships and other investments	27,268	18,058
Other operating expense	71,130	65,738
Total noninterest expense	$415,511	$422,533

EAST WEST BANCORP, INC.
SELECTED FINANCIAL INFORMATION
(In thousands)
(unaudited)

Average Balances	Quarter Ended
	December 31, 2013	September 30, 2013	December 31, 2012
Loans receivable
Real estate - single family	$3,141,472	$2,770,596	$2,115,989
Real estate - multifamily	989,789	958,955	904,682
Real estate - commercial	4,183,311	4,049,825	3,561,495
Real estate - land and construction	259,497	237,084	250,573
Commercial	5,014,530	4,804,096	3,847,207
Consumer	1,691,334	1,471,662	866,041
Total loans receivable, excluding covered loans	15,279,933	14,292,218	11,545,987
Covered loans	2,262,218	2,424,111	3,063,333
Total loans receivable	17,542,151	16,716,329	14,609,320
Investment securities	2,937,089	2,759,586	2,372,972
Earning assets	23,082,437	22,212,521	20,551,226
Total assets	24,762,814	23,881,108	22,413,289

Deposits
Noninterest-bearing demand	$5,922,881	$5,414,856	$4,383,919
Interest-bearing checking	1,656,002	1,564,649	1,204,855
Money market	5,417,034	5,242,517	5,075,389
Savings	1,651,067	1,607,983	1,360,805
Total core deposits	14,646,984	13,830,005	12,024,968
Time deposits	5,870,512	5,925,928	6,199,249
Total deposits	20,517,496	19,755,933	18,224,217
Interest-bearing liabilities	16,116,152	15,837,852	15,329,374
Stockholders' equity	2,376,013	2,294,204	2,359,764

Selected Ratios	Quarter Ended
	December 31, 2013	September 30, 2013	December 31, 2012
For The Period
Return on average assets	1.21%	1.22%	1.28%
Return on average common equity	12.65%	12.65%	12.26%
Interest rate spread	4.35%	4.34%	4.53%
Net interest margin	4.55%	4.54%	4.74%
Yield on earning assets	5.04%	5.03%	5.35%
Cost of deposits	0.31%	0.30%	0.40%
Cost of funds	0.51%	0.51%	0.64%
Noninterest expense/average assets (1)	1.75%	1.55%	1.66%
Efficiency ratio (2)	47.69%	43.84%	41.41%

(1)
Excludes the amortization of intangibles, amortization of premiums on deposits acquired, amortization of investments in affordable housing partnerships and other investments, and prepayment penalties for FHLB advances.

(2)
Represents noninterest expense, excluding the amortization of intangibles, amortization of premiums on deposits acquired, amortization of investments in affordable housing partnerships and other investments, and prepayment penalties for FHLB advances, divided by the aggregate of net interest income before provision for loan losses and noninterest income, excluding items that are non-recurring in nature.

EAST WEST BANCORP, INC.
SELECTED FINANCIAL INFORMATION
(In thousands)
(unaudited)

Average Balances	Year Ended
	December 31, 2013	December 31, 2012
Loans receivable
Real estate - single family	$2,655,761	$2,006,644
Real estate - multifamily	942,430	913,078
Real estate - commercial	3,926,050	3,502,394
Real estate - land and construction	241,779	299,527
Commercial	4,628,713	3,471,607
Consumer	1,340,026	830,495
Total loans receivable, excluding covered loans	13,734,759	11,023,745
Covered loans	2,541,238	3,445,693
Total loans receivable	16,275,997	14,469,438
Investment securities	2,729,019	2,475,489
Earning assets	21,827,657	19,841,180
Total assets	23,560,692	21,830,543

Deposits
Noninterest-bearing demand	$5,179,687	$3,902,534
Interest-bearing checking	1,487,844	1,059,517
Money market	5,217,666	4,883,413
Savings	1,546,188	1,267,059
Total core deposits	13,431,385	11,112,523
Time deposits	5,964,017	6,435,102
Total deposits	19,395,402	17,547,625
Interest-bearing liabilities	15,693,427	15,214,933
Stockholders' equity	2,344,307	2,319,128

Selected Ratios	Year Ended
	December 31, 2013	December 31, 2012
For The Period
Return on average assets	1.25%	1.29%
Return on average common equity	12.59%	12.29%
Interest rate spread	4.18%	4.43%
Net interest margin	4.38%	4.63%
Yield on earning assets	4.90%	5.30%
Cost of deposits	0.33%	0.43%
Cost of funds	0.54%	0.69%
Noninterest expense/average assets (1)	1.61%	1.77%
Efficiency ratio (2)	43.87%	42.34%

(1)
Excludes the amortization of intangibles, amortization of premiums on deposits acquired,  amortization of investments in affordable housing partnerships and other investments, and prepayment penalties for FHLB advances and other borrowings.

(2)
Represents noninterest expense, excluding the amortization of intangibles, amortization of premiums on deposits acquired,  amortization of investments in affordable housing partnerships and other investments, and prepayment penalties for FHLB advances and other borrowings, divided by the aggregate of net interest income before provision for loan losses and noninterest income, excluding items that are non-recurring in nature.

EAST WEST BANCORP, INC.
QUARTER TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID
(In thousands)
(unaudited)

	Quarter Ended
	December 31, 2013			December 31, 2012
	Average			Average
	Volume	Interest	Yield (1)	Volume	Interest	Yield (1)

ASSETS
Interest-earning assets:
Due from banks and short-term investments	$1,086,195	$4,496	1.64%	$1,684,692	$4,799	1.13%
Securities purchased under resale agreements	1,400,000	5,104	1.45%	1,723,913	5,790	1.34%
Investment securities available-for-sale	2,937,089	13,003	1.76%	2,372,972	9,659	1.62%
Loans receivable	15,279,933	161,118	4.18%	11,545,987	135,281	4.66%
Loans receivable - covered	2,262,218	107,722	18.89%	3,063,333	118,979	15.45%
Federal Home Loan Bank and Federal Reserve Bank stock	117,002	1,760	5.97%	160,329	2,013	4.99%
Total interest-earning assets	23,082,437	293,203	5.04%	20,551,226	276,521	5.35%

Noninterest-earning assets:
Cash and cash equivalents	336,365			284,929
Allowance for loan losses	(246,518)			(234,573)
Other assets	1,590,530			1,811,707
Total assets	$24,762,814			$22,413,289

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Checking accounts	$1,656,002	$960	0.23%	$1,204,855	$912	0.30%
Money market accounts	5,417,034	3,704	0.27%	5,075,389	4,303	0.34%
Savings deposits	1,651,067	720	0.17%	1,360,805	802	0.23%
Time deposits	5,870,512	10,421	0.70%	6,199,249	12,335	0.79%
Federal funds purchased and other borrowings	563	—	—	2,455	2	0.21%
Federal Home Loan Bank advances	322,351	1,038	1.28%	354,443	1,285	1.44%
Securities sold under repurchase agreements	995,000	10,312	4.11%	995,000	11,189	4.47%
Long-term debt	203,623	1,040	2.03%	137,178	749	2.17%
Total interest-bearing liabilities	16,116,152	28,195	0.69%	15,329,374	31,577	0.82%

Noninterest-bearing liabilities:
Demand deposits	5,922,881			4,383,919
Other liabilities	347,768			340,232
Stockholders' equity	2,376,013			2,359,764
Total liabilities and stockholders' equity	$24,762,814			$22,413,289

Interest rate spread			4.35%			4.53%

Net interest income and net interest margin		$265,008	4.55%		$244,944	4.74%

Net interest income and net interest margin, adjusted (2)		$198,239	3.41%		$198,424	3.84%

(1)	Annualized.
(2)
Amounts considering the net impact of covered loan activity and amortization of the FDIC indemnification asset of $66.8 million and $46.5 million for the three months ended December 31, 2013 and 2012, respectively.

EAST WEST BANCORP, INC.
YEAR TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID
(In thousands)
(unaudited)

	Year Ended
	December 31, 2013			December 31, 2012
	Average			Average
	Volume	Interest	Yield	Volume	Interest	Yield

ASSETS
Interest-earning assets:
Due from banks and short-term investments	$1,184,709	$17,340	1.46%	$1,457,153	$22,316	1.53%
Securities purchased under resale agreements	1,503,014	21,236	1.41%	1,267,284	20,392	1.61%
Investment securities available-for-sale	2,729,019	43,846	1.61%	2,475,489	58,184	2.35%
Loans receivable	13,734,759	584,164	4.25%	11,023,745	515,378	4.68%
Loans receivable - covered	2,541,238	395,230	15.55%	3,445,693	430,152	12.48%
Federal Home Loan Bank and Federal Reserve Bank stock	134,918	6,869	5.09%	171,816	4,673	2.72%
Total interest-earning assets	21,827,657	1,068,685	4.90%	19,841,180	1,051,095	5.30%

Noninterest-earning assets:
Cash and cash equivalents	306,551			255,975
Allowance for loan losses	(241,049)			(228,355)
Other assets	1,667,533			1,961,743
Total assets	$23,560,692			$21,830,543

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Checking accounts	$1,487,844	$3,556	0.24%	$1,059,517	$3,163	0.30%
Money market accounts	5,217,666	15,019	0.29%	4,883,413	16,984	0.35%
Savings deposits	1,546,188	2,961	0.19%	1,267,059	2,795	0.22%
Time deposits	5,964,017	41,960	0.70%	6,435,102	52,953	0.82%
Federal funds purchased and other borrowings	155	—	—	2,975	4	0.14%
Federal Home Loan Bank advances	315,867	4,173	1.32%	385,644	6,248	1.62%
Securities sold under repurchase agreements	995,000	41,381	4.16%	997,938	46,166	4.63%
Long-term debt	166,690	3,442	2.06%	183,285	3,855	2.10%
Total interest-bearing liabilities	15,693,427	112,492	0.72%	15,214,933	132,168	0.87%

Noninterest-bearing liabilities:
Demand deposits	5,179,687			3,902,534
Other liabilities	343,271			393,948
Stockholders' equity	2,344,307			2,319,128
Total liabilities and stockholders' equity	$23,560,692			$21,830,543

Interest rate spread			4.18%			4.43%

Net interest income and net interest margin		$956,193	4.38%		$918,927	4.63%

Net interest income and net interest margin, adjusted (1)		$767,388	3.52%		$793,571	4.00%

(1)
Amounts considering the net impact of covered loan activity and amortization of the FDIC indemnification asset of $188.8 million and $125.4 million for the twelve months ended December 31, 2013 and 2012, respectively.

EAST WEST BANCORP, INC.
QUARTERLY ALLOWANCE FOR LOAN LOSSES RECAP
(In thousands)
(unaudited)
	Quarter Ended
	12/31/2013	9/30/2013	6/30/2013	3/31/2013	12/31/2012
NON-COVERED LOANS
Allowance for non-covered loans, beginning of period	$234,236	$233,480	$228,796	$229,382	$223,637
Allowance for unfunded loan commitments and letters of credit	140	(3,445)	432	716	1,565
Provision for (reversal of) loan losses, excluding covered loans	6,286	4,535	8,277	(762)	13,773

Net (Recoveries)/Charge-offs:
Real estate - single family	(5)	(236)	(177)	(389)	166
Real estate - multifamily	802	199	424	(68)	(160)
Real estate - commercial	735	127	(585)	561	(23)
Real estate - land and construction	(2,893)	177	287	155	4,244
Commercial	(1,072)	144	3,211	730	5,124
Consumer	1,165	(77)	865	(449)	242
Total net (recoveries) charge-offs	(1,268)	334	4,025	540	9,593
Allowance for non-covered loans, end of period	$241,930	$234,236	$233,480	$228,796	$229,382

COVERED LOANS
Allowance for covered loans not accounted under ASC 310-30, beginning of period (1)	$6,328	$7,100	$8,118	$5,153	$5,877
(Reversal of) provision for loan losses on covered loans not accounted under ASC 310-30	(752)	(772)	186	3,097	(689)

Net Charge-offs:
Real estate - commercial	—	—	22	—	—
Real estate - land and construction	—	—	358	—	26
Commercial	100	—	823	132	8
Consumer	—	—	1	—	1
Total net charge-offs	100	—	1,204	132	35
Allowance for covered loans not accounted under ASC 310-30, end of period (1)	$5,476	$6,328	$7,100	$8,118	$5,153

Allowance for covered loans accounted under ASC 310-30, beginning of period (2)	$2,337	$2,529	$1,992	$—	$—
(Reversal of) provision for loan losses on covered loans accounted under ASC 310-30	(68)	(192)	537	1,992	—
Allowance for covered loans accounted under ASC 310-30, end of period (2)	$2,269	$2,337	$2,529	$1,992	$—
Total allowance for covered loans, end of period	$7,745	$8,665	$9,629	$10,110	$5,153
UNFUNDED LOAN COMMITMENTS AND LETTERS OF CREDIT
Allowance balance, beginning of period	$11,469	$8,289	$8,721	$9,437	$11,002
(Reversal of) provision for unfunded loan commitments and letters of credit	(140)	3,445	(432)	(716)	(1,565)
Total charge-offs	(47)	(265)	—	—	—
Allowance balance, end of period	$11,282	$11,469	$8,289	$8,721	$9,437
GRAND TOTAL, END OF PERIOD	$260,957	$254,370	$251,398	$247,627	$243,972

(1)
This allowance is related to drawdowns on commitments that were in existence as of the acquisition dates of WFIB and UCB and, therefore, are covered under the shared-loss agreements with the FDIC but are not accounted for under ASC 310-30. Allowance on these subsequent drawdowns is accounted for as part of the allowance for loan losses.

(2)	This allowance is related to loans covered under the shared-loss agreements with the FDIC, accounted under ASC 310-30.

EAST WEST BANCORP, INC.
QUARTERLY CREDIT QUALITY ANALYSIS
(In thousands)
(unaudited)

Non-Performing Assets, Excluding Covered Assets
	12/31/2013	9/30/2013	12/31/2012
Nonaccrual Loan Type
Real estate - single family	$11,218	$9,100	$11,110
Real estate - multifamily	27,633	29,121	17,840
Real estate - commercial	36,473	30,151	17,839
Real estate - land and construction	10,376	10,945	31,660
Commercial	22,832	22,790	25,240
Consumer	3,119	1,775	4,420
Total non-covered nonaccrual loans	$111,651	$103,882	$108,109
Other real estate owned, net	18,900	20,184	32,911
Total non-performing assets, excluding covered assets	$130,551	$124,066	$141,020

Nonperforming assets to total assets (1)	0.53%	0.51%	0.63%
Allowance for loan losses on non-covered loans to total gross non-covered loans held for investment at end of period	1.54%	1.60%	1.92%
Allowance for loan losses on non-covered loans and unfunded loan commitments to total gross non-covered loans held for investment at end of period	1.62%	1.68%	2.00%
Allowance on non-covered loans to non-covered nonaccrual loans at end of period	216.68%	225.48%	212.18%
Nonaccrual loans to total loans (2)	0.62%	0.60%	0.72%
Net (recoveries) charge-offs on non-covered loans to average total non-covered loans (3)	-0.03%	0.01%	0.33%

(1) Nonperforming assets excludes covered loans and covered REOs. Total assets includes covered assets.
(2) Nonaccrual loans excludes covered loans. Total loans includes covered loans.
(3) Annualized.

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

The tangible common equity to risk weighted assets and tangible common equity to tangible assets ratios are non-GAAP disclosures. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. As the use of tangible common equity to tangible assets ratio is more prevalent in the banking industry and with banking regulators and analysts, we have included the tangible common equity to risk-weighted assets and tangible common equity to tangible assets ratios.

As of
December 31, 2013
Stockholders' equity	$2,364,225
Less:
Goodwill and other intangible assets	(386,510)
Tangible equity	$1,977,715

Risk-weighted assets	17,705,429

Tangible equity to risk-weighted assets ratio	11.2%

As of
December 31, 2013
Total assets	$24,730,068
Less:
Goodwill and other intangible assets	(386,510)
Tangible assets	$24,343,558

Tangible equity to tangible assets ratio	8.1%

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

Operating noninterest expense is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. These are noninterest expense line items that are non-core in nature. Operating noninterest expense excludes such non-core noninterest expense line items. The Company believes that presenting operating noninterest expense provides more clarity to the users of financial statements regarding the core noninterest expense amounts.

	Quarter Ended
	December 31, 2013	September 30, 2013	December 31, 2012
Total noninterest expense	$124,384	$100,352	$105,206
Amounts to be reimbursed by the FDIC on covered assets (80% of actual expense amount)	1,331	2,558	3,920
Prepayment penalties for FHLB advances	—	—	3,161
Noninterest expense excluding reimbursable amounts and prepayment penalties for FHLB advances	$123,053	$97,794	$98,125

	Year Ended
	December 31, 2013	December 31, 2012
Total noninterest expense	$415,511	$422,533
Amounts to be reimbursed by the FDIC on covered assets (80% of actual expense amount)	6,738	21,730
Prepayment penalties for FHLB advances and other borrowings	—	6,860
Noninterest expense excluding reimbursable amounts and prepayment penalties for FHLB advances and other borrowings	$408,773	$393,943

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. The efficiency ratio represents noninterest expense, excluding the amortization of intangibles, amortization of premiums on deposits acquired, amortization of investments in affordable housing partnerships and other investments, and prepayment penalties for FHLB advances and other borrowings, divided by the aggregate of net interest income before provision for loan losses and noninterest income (loss), excluding items that are non-recurring in nature.  As such, the Company believes that presenting the efficiency ratio provides additional clarity to the users of financial statements regarding the comparability to prior periods and the ongoing performance of the Company.

	Quarter Ended
	December 31, 2013	September 30, 2013	December 31, 2012
Total noninterest expense	$124,384	$100,352	$105,206
Less:
Prepayment penalties for FHLB advances	—	—	(3,161)
Amortization of premiums on deposits acquired	(2,234)	(2,347)	(2,461)
Amortization of investments in affordable housing partnerships and other investments	(13,228)	(4,693)	(5,789)
Noninterest expense, as adjusted	$108,922	$93,312	$93,795

Net interest income before provision for loan losses	$265,008	$254,250	$244,944
Noninterest loss	(36,594)	(41,421)	(18,454)
Net interest income and noninterest loss	$228,414	$212,829	$226,490

Efficiency Ratio	47.69%	43.84%	41.41%

	Year Ended
	December 31, 2013	December 31, 2012
Total noninterest expense	$415,511	$422,533
Less:
Prepayment penalties for FHLB advances and other borrowings	—	(6,860)
Amortization of premiums on deposits acquired	(9,365)	(10,906)
Amortization of investments in affordable housing partnerships and other investments	(27,268)	(18,058)
Noninterest expense, as adjusted	$378,878	$386,709

Net interest income before provision for loan losses	$956,193	$918,927
Noninterest loss	(92,468)	(5,618)
Impairment loss on investment securities	—	99
Net interest income and noninterest loss excluding non-recurring items	$863,725	$913,408

Efficiency Ratio	43.87%	42.34%

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. The net interest income on covered loans includes amounts that are non-core in nature. As such, the Company believes that presenting the net interest income on covered loans considering such non-core items provides additional clarity to the users of financial statements regarding the covered loan yield, comparability to prior periods and the ongoing performance of the Company.

	Quarter Ended December 31, 2013
	Average Volume	Interest	Yield (1)
Loans receivable - covered	$2,262,218	$107,722	18.89%
Less net impact of covered loan activity and amortization of
the FDIC indemnification asset		(66,769)
Covered loans considering net impact of covered loan activity and
amortization of the FDIC indemnification asset		$40,953	7.18%

	Quarter Ended December 31, 2012
	Average Volume	Interest	Yield (1)
Loans receivable - covered	$3,063,333	$118,979	15.45%
Less net impact of covered loan activity and amortization of
the FDIC indemnification asset		(46,520)
Covered loans considering net impact of covered loan activity and
amortization of the FDIC indemnification asset		$72,459	9.41%

(1) Annualized.

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. The net interest income on covered loans includes amounts that are non-core in nature. As such, the Company believes that presenting the net interest income on covered loans considering such non-core items provides additional clarity to the users of financial statements regarding the covered loan yield, comparability to prior periods and the ongoing performance of the Company.

	Year Ended December 31, 2013
	Average Volume	Interest	Yield
Loans receivable - covered	$2,541,238	$395,230	15.55%
Less net impact of covered loan activity and amortization of
the FDIC indemnification asset		(188,805)
Covered loans considering the net impact of covered loan activity and
amortization of the FDIC indemnification asset		$206,425	8.12%

	Year Ended December 31, 2012
	Average Volume	Interest	Yield
Loans receivable - covered	$3,445,693	$430,152	12.48%
Less net impact of covered loan activity and amortization of
the FDIC indemnification asset		(125,356)
Covered loans considering the net impact of covered loan activity and
amortization of the FDIC indemnification asset		$304,796	8.85%

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. The net interest margin includes amounts that are non-core in nature. As such, the Company believes that presenting the net interest income and net interest margin considering such non-core items provides additional clarity to the users of financial statements regarding the core net interest income and net interest margin, comparability to prior periods and the ongoing performance of the Company.

	Quarter Ended December 31, 2013
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$23,082,437	$293,203	5.04%
Net interest income and net interest margin		265,008	4.55%
Less net impact of covered loan activity and amortization of
the FDIC indemnification asset		(66,769)
Net interest income and net interest margin, considering the
net impact of covered loan activity and amortization of the FDIC indemnification asset		$198,239	3.41%

	Quarter Ended September 30, 2013
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$22,212,521	$281,706	5.03%
Net interest income and net interest margin		254,250	4.54%
Less net impact of covered loan activity and amortization of
the FDIC indemnification asset		(61,891)
Net interest income and net interest margin, considering the
net impact of covered loan activity and amortization of the FDIC indemnification asset		$192,359	3.44%

	Quarter Ended December 31, 2012
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$20,551,226	$276,521	5.35%
Net interest income and net interest margin		244,944	4.74%
Less net impact of covered loan activity and amortization of
the FDIC indemnification asset		(46,520)
Net interest income and net interest margin, considering the
net impact of covered loan activity and amortization of the FDIC indemnification asset		$198,424	3.84%

(1) Annualized.

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. The net interest margin includes amounts that are non-core in nature. As such, the Company believes that presenting the net interest income and net interest margin considering such non-core items provides additional clarity to the users of financial statements regarding the core net interest income and net interest margin, comparability to prior periods and the ongoing performance of the Company.

	Year Ended December 31, 2013
	Average Volume	Interest	Yield
Total interest-earning assets	$21,827,657	$1,068,685	4.90%
Net interest income and net interest margin		956,193	4.38%
Less net impact of covered loan activity and amortization of
the FDIC indemnification asset		(188,805)
Net interest income and net interest margin, considering the
net impact of covered loan activity and amortization of the FDIC indemnification asset		$767,388	3.52%

	Year Ended December 31, 2012
	Average Volume	Interest	Yield
Total interest-earning assets	$19,841,180	$1,051,095	5.30%
Net interest income and net interest margin		918,927	4.63%
Less net impact of covered loan activity and amortization of
the FDIC indemnification asset		(125,356)
Net interest income and net interest margin, considering the
net impact of covered loan activity and amortization of the FDIC indemnification asset		$793,571	4.00%